On February 6, 2004 upon LO executing resolution for a 4:1 reverse split of its outstanding shares. On April 14, 2004, LO executed an Agreement and Plan of Reorganization with Matlink, Inc. (Nevada). This reorganization involves the exchange of 18,000,000 to be issued LO common shares to Matlink, Inc. shareholders. Matlink, Inc. becomes a wholly owned subsidiary of LO. A new Board of Directors was appointed consisting of Joseph, E. Henn, Stephen
A. Lindsley, Nives Jadresko and Antonio Arnel Maquera. Brian Lovig resigned as a director and officer of LO. Concurrently, documents were filed with the State of Nevada to change the corporate name from Legalopinion.com to Drayton Richdale Corporation.